Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2013 Results

LOUISVILLE, KY. (April 29, 2013) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 week period ended March 26, 2013.

	First Quarter
($000’s)	2013	2012	% Change

Total revenue	359,676	324,869	11
Income from operations (1)	38,168	29,402	30
Net income (1)	26,171	18,869	39
Diluted EPS (1)	$0.37	$0.27	39

(1) First Quarter 2012 results include a one-time charge as discussed below.

Results for the first quarter included:

•                  Excluding the impact of a prior year charge, diluted earnings per share increased 19.8% to $0.37 from $0.31 in the prior year period.  The first quarter 2012 results included a pre-tax charge of $5.0 million ($3.1 million after-tax) which had a negative $0.04 impact on diluted earnings per share;

•                  Comparable restaurant sales increased 3.5% at company restaurants and 4.5% at franchise restaurants;

•                  Three company and two franchise restaurants were opened;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 17 basis points to 18.9% primarily due to higher commodity costs.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “Our operating momentum continued during the first quarter with double-digit revenue and diluted earnings per share growth.  Additionally, we are encouraged by positive comparable restaurant sales and traffic growth in the first quarter, which continued through the first four weeks of our second quarter.  Our success is a direct result of our team’s ongoing commitment to providing legendary food and service to our guests. Texas Roadhouse remains well-positioned through the combination of our continued focus on operations, new restaurant growth and our commitment to returning capital to shareholders, which we believe will drive shareholder value over the long-term.”

2013 Outlook

The Company reported that comparable restaurant sales at company restaurants for the first four weeks of its second quarter of fiscal 2013 increased approximately 5.7% compared to the prior year period.

Management reiterated the following expectations for 2013:

•                  Positive comparable restaurant sales growth;

•                  Approximately 28 company restaurant openings;

•                  Food cost inflation of 6.0% to 7.0%;

•                  An income tax rate of approximately 31.0%; and

•                  Total capital expenditures of $100.0 to $105.0 million.

Conference Call

The Company is hosting a conference call today, April 29, 2013, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 637-7734 or (913) 312-0970 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870 -5176 or (858) 384-5517 for international calls, and use 7306796 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 395 restaurants system-wide in 47 states and two foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 26, 2013	March 27, 2012
Revenue:
Restaurant sales	$356,564	$322,012
Franchise royalties and fees	3,112	2,857

Total revenue	359,676	324,869

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):
Cost of sales	124,552	109,655
Labor	101,661	93,347
Rent	7,057	6,252
Other operating	55,778	51,229
Pre-opening	2,824	3,585
Depreciation and amortization	12,212	11,347
Impairment and closure	57	19
General and administrative (1)	17,367	20,033

Total costs and expenses	321,508	295,467

Income from operations	38,168	29,402

Interest expense, net	595	605
Equity income from investments in unconsolidated affiliates	180	41

Income before taxes	37,753	28,838
Provision for income taxes	10,534	9,085

Net income including noncontrolling interests (1)	$27,219	$19,753
Less: Net income attributable to noncontrolling interests	1,048	884
Net income attributable to Texas Roadhouse, Inc. and subsidiaries (1)	$26,171	$18,869

Net income per common share attributable to Texas Roadhouse, Inc.
and subsidiaries:
Basic	$0.38	$0.27
Diluted	$0.37	$0.27

Weighted average shares outstanding:
Basic	69,359	69,405
Diluted	70,583	70,830

(1) Results for the 13 weeks ended March 27, 2012 include a $5.0 million charge, before the statutory income tax rate, relating to the settlement of a legal matter.  The settlement is included in general and administrative costs.

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 26, 2013	December 25, 2012

Cash and cash equivalents	$95,453	$81,746
Other current assets	33,626	40,726
Property and equipment, net	534,670	531,654
Goodwill	113,543	113,435
Intangible assets, net	8,689	9,264
Other assets	15,447	14,429

Total assets	$801,428	$791,254

Current maturities of long-term debt and obligations under capital leases	337	338
Other current liabilities	142,006	158,324
Long-term debt and obligations under capital leases, excluding current maturities	51,183	51,264
Other liabilities	51,465	50,591
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	550,684	525,084
Noncontrolling interests	5,753	5,653

Total liabilities and equity	$801,428	$791,254

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	13 Weeks Ended
	March 26, 2013	March 27, 2012

Cash flows from operating activities:
Net income including noncontrolling interests	$27,219	$19,753
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	12,212	11,347
Share-based compensation expense	3,512	3,053
Other noncash adjustments	(110)	(1,781)
Change in working capital	(3,416)	5,522
Net cash provided by operating activities	39,417	37,894

Cash flows from investing activities:
Capital expenditures - property and equipment	(15,601)	(22,839)
Proceeds from sale of property and equipment, including insurance proceeds	132	98
Net cash used in investing activities	(15,469)	(22,741)

Cash flows from financing activities:
Repayments of revolving credit facility, net	—	(10,000)
Dividends paid	(13,135)	(5,535)
Other financing activities	2,894	3,107
Net cash used in financing activities	(10,241)	(12,428)

Net increase in cash and cash equivalents	13,707	2,725
Cash and cash equivalents - beginning of year	81,746	78,777
Cash and cash equivalents - end of period	$95,453	$81,502

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	First Quarter		Change
	2013	2012	vs LY

Restaurant openings
Company - Texas Roadhouse	3	8	(5)
Company - Aspen Creek	0	0	0
Franchise - Texas Roadhouse	2	0	2
Total	5	8	(3)

Restaurants open at the end of the quarter
Company - Texas Roadhouse	321	299	22
Company - Aspen Creek	2	3	(1)
Franchise - Texas Roadhouse	74	72	2
Total	397	374	23

Company-owned restaurants
Restaurant sales	$356,564	$322,012	10.7%
Store weeks	4,174	3,851	8.4%
Comparable restaurant sales growth (1)	3.5%	6.0%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	3.5%	6.0%
Average unit volume (2)	$1,111	$1,081	2.8%
Weekly sales by group:
Comparable restaurants (278 units)	$86,042
Average unit volume restaurants (30 units)	$80,119
Restaurants less than 6 months old (13 units)	$88,660

Restaurant operating costs (as a % of restaurant sales) (3)
Cost of sales	34.9%	34.1%	88	bps
Labor	28.5%	29.0%	(48	)bps
Rent	2.0%	1.9%	4	bps
Other operating	15.6%	15.9%	(27	)bps
Total	81.1%	80.9%	17	bps

Restaurant margins (4)	18.9%	19.1%	(17	)bps

Franchise-owned restaurants
Franchise royalties and fees	$3,112	$2,857	8.9%
Store weeks	945	936	1.0%
Comparable restaurant sales growth (1)	4.5%	6.9%
Average unit volume (2)	$1,133	$1,062	6.7%

Pre-opening expense	$2,824	$3,585	(21.2)%

Depreciation and amortization	$12,212	$11,347	7.6%
As a % of revenue	3.4%	3.5%	(10	)bps

General and administrative expenses (5)	$17,367	$20,033	(13.3)%
As a % of revenue	4.8%	6.2%	(134	)bps

(1)  Comparable restaurant sales growth includes sales from domestic restaurants open 18 months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from domestic Texas Roadhouse restaurants open six months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(3)  Depreciation and amortization expense, substantially all of which relates to restaurant-level assets, is excluded from restaurant operating costs and is shown separately as it represents a non-cash charge for the investment in our restaurants.

(4)  Restaurant margins represent restaurant sales less cost of sales, labor, rent and other operating costs (as a percentage of restaurant sales).  Restaurant margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  Restaurant margin is not a measurement determined in accordance with generally accepted accounting principles ("GAAP") and should not be considered in isolation, or as an alternative, to income from operations or other similarly titled measures of other companies.

(5)  Results for the 13 weeks ended March 27, 2012 included a $5.0 million pre-tax charge for the settlement of a legal matter.

Amounts may not foot due to rounding.

Texas Roadhouse, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information

(in thousands, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) throughout this document, the Company has provided non-GAAP measurements which present operating results on a basis before the impact of a settlement of a legal matter.  This item is described in detail throughout this document.

The Company used earnings before the impact of the legal settlement as a key performance measure of results of operations for purposes of evaluating performance internally.  This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of results before the legal settlement provides additional information to facilitate the comparison of past and present operations, excluding items that the Company does not believe were indicative  of our ongoing operations in the 13 weeks ended March 27, 2012.

	For the 13 weeks Ended
	March 26, 2013	March 27, 2012
Net income attributable to Texas Roadhouse, Inc. and subsidiaries, excluding settlement charge	$26,171	$21,931
Amount reserved for settlement of a legal matter, net of tax (1)	$—	$(3,062)
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$26,171	$18,869

Weighted average diluted shares outstanding	70,583	70,830

Diluted earnings per share, excluding settlement charge	$0.37	$0.31
Impact of settlement charge on diluted earnings per share	$—	$(0.04)
Diluted earnings per share	$0.37	$0.27

(1)  Amount reserved in the first quarter of fiscal 2012 for the settlement of a legal matter was $5.0 million before the statutory income tax rate.  The settlement amount was included in general and administrative costs on the Company’s Condensed Consolidated Statements of Income.